Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter Results; Adjusted FFO Per Share Increases 25.3%

BUFFALO, N.Y.--(BUSINESS WIRE)--February 25, 2014--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2013.

Net income available to common shareholders for the fourth quarter of 2013 was $22.2 million or $0.69 per fully diluted common share. Included in the quarter’s net income is a $2.4 million gain on the sale of four properties. For the same period in 2012, net income available to common shareholders was $13.5 million, or $0.44 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.98 per fully diluted common share compared to $0.77 for the same period last year. In the fourth quarter of 2013, the Company incurred net acquisition costs of $1.9 million in connection with its property purchases and had a straight line rent adjustment of $0.3 million relating to the lease expense of the former Westy properties. In the fourth quarter of 2012, the Company also incurred acquisition costs of $1.9 million. Absent these charges, adjusted FFO per share was $1.04 and $0.83 for the fourth quarter of 2013 and 2012, respectively.

Improved occupancies and increased rental rates contributed to the increase in FFO for the fourth quarter of 2013.

David Rogers, the Company’s CEO, commented, “We had a very solid quarter which capped off another terrific year. We’re pleased with the strong performance of our core stores, and we are excited about the new properties we acquired during the fourth quarter and the first weeks of the new year.”

OPERATIONS:

Total revenues increased 16.8% over last year’s fourth quarter, while operating costs increased 13.0%, resulting in an NOI (3) increase of 18.7%. Overall occupancy averaged 88.7% for the period and rental rates improved to an average of $11.37 per sq. ft.

Revenues for the 358 stores wholly owned by the Company for the entire quarter of each year increased 6.6% from those of the fourth quarter of 2012, the result of a 210 basis point increase in average occupancy, a 3.3% increase in rental rates and strong growth in insurance commissions.

Same store operating expenses increased 5.5% for the fourth quarter of 2013 compared to the prior year period. The increase was primarily the result of increased property tax charges of 17.3%, driven by property tax reassessments in Harris County, TX.

Consequently, same store net operating income increased 7.2% this period over the fourth quarter of 2012.

General and administrative expenses decreased by approximately $0.4 million over the same period in 2012, primarily due to reduced bonuses and incentives paid in 2013, offset by increases in internet advertising and call center costs.

During the fourth quarter of 2013, the Company experienced positive same store revenue and NOI growth in every state in which it operates. The stores with the strongest revenue impact include those in Texas, Florida, New York and North Carolina.

For the full year 2013, same store revenues increased by 7.7% and same store NOI improved by 9.9%. Same store occupancy at December 31 increased by 210 basis points to 89.1% from that of December 31, 2012.

PROPERTIES:

For the year ended 2013, the Company acquired a total of 11 stores for its own portfolio at a cost of $94.9 million. It also entered into an agreement to lease four properties with an option to purchase the assets in 2015 at a price of $120 million.

Included in the 2013 purchases are the previously announced five properties purchased during the fourth quarter 2013 for a combined purchase price of $44.7 million. All are located in markets where the Company already has a presence – one each in Connecticut, Texas and Southeast Florida, and two in New Jersey.

The Company also disposed of four facilities during the fourth quarter of 2013. The properties, located in Tallahassee, FL (2); Dayton, OH; and Christiansburg, VA sold for $12.3 million. The Company recognized a gain of approximately $2.4 million on the transactions.

The Uncle Bob’s Third Party Management program added a net of seven properties in 2013; it now manages a total of 77 properties including properties managed for the Company’s unconsolidated joint ventures.

To date in 2014, the Company has acquired six properties at a total cost of $86.7 million. Two of these acquisitions were previously announced and are located in Southeast Florida; the combined purchase price was $54.0 million. Four additional properties have also been acquired at a cost of $32.7 million. Two of these facilities are located in Portland, ME and one each in San Antonio, TX and Austin, TX. The properties total approximately 460,000 sq. ft. of rentable space and all are located in markets where the Company already has a presence.

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company announced a 28.3% increase in its quarterly dividend to $0.68 per share or $2.72 annualized.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at December 31, 2013:

  Debt to Enterprise Value (at $65.17/share) 22.7%
  Debt to Book Cost of Storage Facilities 33.6%
  Debt to EBITDA Ratio 3.9x
  Debt Service Coverage 5.5x

At December 31, 2013, the Company had approximately $9.5 million of cash on hand, and $125.3 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

The Company issued 400,909 shares of its common stock via its previously announced ATM program during the quarter at an average price of $65.91 per share, resulting in net proceeds of $26.1 million after issuance costs. The Company used the proceeds to fund the purchase of the aforementioned properties. Also, in October, the Company issued 21,490 shares at an average price of $75.81 through its Dividend Reinvestment Plan.

YEAR 2014 EARNINGS GUIDANCE:

Management is encouraged by its customers’ average length of stay, rent growth, and resiliency in most markets. The following assumptions covering operations have been utilized in formulating guidance for the first quarter and full year 2014:

Same Store Projected Increases Over 2013
	1Q 2014	Full Year 2014
Revenue	6.0 – 7.0%	5.0 – 6.0%
Operating Costs (excluding property taxes)	4.0 – 5.0%	3.5 – 4.5%
Property Taxes	8.5 – 9.5%	8.0 – 9.0%
Total Operating Expenses	5.5 – 6.5%	5.0 – 6.0%
Net Operating Income	6.0 – 7.0%	5.5 – 6.5%

The Company intends to spend up to $30 million on its expansion and enhancement program. It has also budgeted $17 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

In addition to the $86.7 million of properties acquired thus far in the first quarter, the Company has assumed $100 million of additional acquisitions in 2014. Per share FFO guidance is projected after adding back third party acquisition costs.

General and administrative expenses are expected to increase to approximately $39 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence, Corporate Alliance and third party management programs.

At December 31, 2013, all but $49 million of the Company’s debt was either fixed rate or covered by rate swap contracts that essentially fix the rate. The Company intends to repay its line borrowings outstanding as of March 31, 2014 (projected at approximately $150 million as a result of first quarter property purchases) with the issuance of a long term note at a fixed rate of interest assumed at 4.5%. Subsequent borrowings that may occur will be pursuant to the Company’s line of credit agreement at a floating rate of LIBOR plus 1.5%. The Company may enter into swap contracts to fix the floating rate notes; and/or replace the line debt with longer term fixed rate obligations.

At December 31, 2013, the Company had 32.5 million shares of common stock outstanding and 0.2 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2014 to be approximately $4.19 to $4.23 per share, and between $0.94 and $0.96 per share for the first quarter of 2014.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, February 26, 2014. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 13575332.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 484 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2013	2012
Assets
Investment in storage facilities:
Land	$312,053	$297,648
Building, equipment and construction in progress	1,552,584	1,444,706
	1,864,637	1,742,354
Less: accumulated depreciation	(366,472)	(324,963)
Investment in storage facilities, net	1,498,165	1,417,391
Cash and cash equivalents	9,524	7,255
Accounts receivable	5,119	3,437
Receivable from joint venture	883	856
Investment in joint venture	30,391	34,255
Prepaid expenses	5,978	4,934
Intangible asset - in-place customer leases (net of accumulated
amortization of $13,551 in 2013 and $10,337 in 2012)	1,092	2,891
Fair value of interest rate swap agreements	794	-
Other assets	9,929	3,785
Net assets of discontinued operations	-	9,506
Total Assets	$1,561,875	$1,484,310

Liabilities
Line of credit	$49,000	$105,000
Term notes	575,000	575,000
Accounts payable and accrued liabilities	37,741	36,564
Deferred revenue	6,708	6,388
Fair value of interest rate swap agreements	7,523	15,707
Mortgages payable	2,254	4,251
Total Liabilities	678,226	742,910

Noncontrolling redeemable Operating Partnership Units at redemption value	12,940	12,670

Equity
Common stock	337	316
Additional paid-in capital	1,066,399	943,604
Accumulated deficit	(162,450)	(172,773)
Accumulated other comprehensive loss	(6,402)	(15,242)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	870,709	728,730
Total Liabilities and Equity	$1,561,875	$1,484,310

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2013	October 1, 2012
	to	to
(dollars in thousands, except share data)	December 31, 2013	December 31, 2012

Revenues
Rental income	$66,387	$57,440
Other operating income	4,604	3,323
Management fee income	1,074	914
Total operating revenues	72,065	61,677

Expenses
Property operations and maintenance	16,028	14,608
Real estate taxes	6,761	5,562
General and administrative	8,194	8,605
Acquisition related costs	1,866	1,947
Operating leases of storage facilities	1,331	-
Depreciation and amortization	10,740	9,826
Amortization of in-place customer leases	641	517
Total operating expenses	45,561	41,065

Income from operations	26,504	20,612

Other income (expense)
Interest expense (A)	(7,173)	(8,252)
Interest income	37	1
Gain on sale of real estate	-	687
Equity in income of joint ventures	531	327

Income from continuing operations	19,899	13,375
Income from discontinued operations (including gain on sale of $2.4 million in 2013)	2,472	179
Net income	22,371	13,554
Net income attributable to noncontrolling interests	(138)	(92)
Net income attributable to common shareholders	$22,233	$13,462

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.62	$0.43
Discontinued operations	$0.08	$0.01
Earnings per share - basic	$0.70	$0.44

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.61	$0.43
Discontinued operations	$0.08	$0.01
Earnings per share - diluted	$0.69	$0.44

Common shares used in basic
earnings per share calculation	31,954,775	30,289,256

Common shares used in diluted
earnings per share calculation	32,107,986	30,453,059

Dividends declared per common share	$0.53	$0.45

(A) Interest expense for the three months ending December 31 consists of the following
Interest expense	$6,978	$8,043
Amortization of deferred financing fees	195	209
Total interest expense	$7,173	$8,252

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2013	January 1, 2012
	to	to
(dollars in thousands, except share data)	December 31, 2013	December 31, 2012

Revenues
Rental income	$253,384	$217,906
Other operating income	15,906	12,532
Management fee income	4,217	3,496
Acquisition fee income	-	148
Total operating revenues	273,507	234,082

Expenses
Property operations and maintenance	61,316	55,163
Real estate taxes	26,496	22,076
General and administrative	34,939	32,313
Acquisition related costs	3,129	4,328
Operating leases of storage facilities	1,331	-
Depreciation and amortization	41,910	37,225
Amortization of in-place customer leases	3,323	3,317
Total operating expenses	172,444	154,422

Income from operations	101,063	79,660

Other income (expense)
Interest expense (B)	(32,000)	(33,166)
Interest income	40	4
Gain on sale of real estate	421	687
Equity in income of joint ventures	1,948	936

Income from continuing operations	71,472	48,121
Income from discontinued operations (including gain on sale of $2.4 million in 2013 and $4.5 million in 2012)	3,123	7,520
Net income	74,595	55,641
Net income attributable to noncontrolling interests	(469)	(513)
Net income attributable to common shareholders	$74,126	$55,128

Earnings per common share attributable to common shareholders - basic
Continuing operations	$2.27	$1.62
Discontinued operations	$0.10	$0.26
Earnings per share - basic	$2.37	$1.88

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$2.26	$1.61
Discontinued operations	$0.10	$0.26
Earnings per share - diluted	$2.36	$1.87

Common shares used in basic
earnings per share calculation	31,297,126	29,358,312

Common shares used in diluted
earnings per share calculation	31,453,283	29,489,025

Dividends declared per common share	$2.02	$1.80

(B) Interest expense for the year ending December 31 consists of the following
Interest expense	$31,166	$32,330
Amortization of deferred financing fees	834	836
Total interest expense	$32,000	$33,166

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	October 1, 2013	October 1, 2012
	to	to
(dollars in thousands, except share data)	December 31, 2013	December 31, 2012

Net income attributable to common shareholders	$22,233	$13,462
Net income attributable to noncontrolling interests	138	92
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	11,158	10,236
Depreciation of real estate included in discontinued operations	47	88
Depreciation and amortization from unconsolidated joint ventures	377	389
Gain on sale of real estate	(2,431)	(687)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(194)	(160)
Funds from operations available to common shareholders	31,328	23,420
FFO per share - diluted	$0.98	$0.77

Non-recurring Adjustments to FFO
Acquisition costs expensed	1,866	1,947
Operating leases straight line rent adjustment	331	-
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(14)	(13)
Adjusted funds from operations available to common shareholders	33,511	25,354
Adjusted FFO per share - diluted	$1.04	$0.83

Common shares - diluted	32,107,986	30,453,059

	January 1, 2013	January 1, 2012
	to	to
(dollars in thousands, except share data)	December 31, 2013	December 31, 2012

Net income attributable to common shareholders	$74,126	$55,128
Net income attributable to noncontrolling interests	469	513
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	44,369	40,153
Depreciation of real estate included in discontinued operations	313	1,137
Depreciation and amortization from unconsolidated joint ventures	1,496	1,595
Gain on sale of real estate	(2,852)	(5,185)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(742)	(881)
Funds from operations available to common shareholders	117,179	92,460
FFO per share - diluted	$3.72	$3.14

Non-recurring Adjustments to FFO
Acquisition costs expensed	3,129	4,328
Operating leases straight line rent adjustment	331	-
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	-	162
Acquisition fee income from Sovran HHF Storage Holdings II	-	(146)
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(22)	(37)
Adjusted funds from operations available to common shareholders	120,617	96,767
Adjusted FFO per share - diluted	$3.83	$3.28

Common shares - diluted	31,453,283	29,489,025

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) * (unaudited)	October 1, 2013	October 1, 2012
	to	to			Percentage
(dollars in thousands)	December 31, 2013	December 31, 2012	Change		Change

Revenues:
Rental income	$57,894	$54,547	$	3,347	6.1%
Tenant insurance commissions	1,861	1,531		330	21.6%
Other operating income	1,412	1,287		125	9.7%
Total operating revenues	61,167	57,365		3,802	6.6%

Expenses:
Payroll and benefits	5,583	5,591		(8)	-0.1%
Real estate taxes	6,076	5,182		894	17.3%
Utilities	2,158	2,098		60	2.9%
Repairs and maintenance	2,494	2,530		(36)	-1.4%
Office and other operating expense	2,257	2,202		55	2.5%
Insurance	972	870		102	11.7%
Advertising & yellow pages	342	376		(34)	-9.0%
Total operating expenses	19,882	18,849		1,033	5.5%

Net operating income (3)	$41,285	$38,516	$	2,769	7.2%

QTD Same store move ins	33,601	34,055		(454)

QTD Same store move outs	35,763	36,670		(907)

(2) Includes the 358 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

YEAR TO DATE SAME STORE DATA (2) ** (unaudited)	January 1, 2013	January 1, 2012
	to	to			Percentage
(dollars in thousands)	December 31, 2013	December 31, 2012	Change		Change

Revenues:
Rental income	$228,357	$212,596	$	15,761	7.4%
Tenant insurance commissions	7,126	5,647		1,479	26.2%
Other operating income	5,158	5,098		60	1.2%
Total operating revenues	240,641	223,341		17,300	7.7%

Expenses:
Payroll and benefits	22,521	22,277		244	1.1%
Real estate taxes	22,999	21,417		1,582	7.4%
Utilities	9,262	9,167		95	1.0%
Repairs and maintenance	8,734	8,488		246	2.9%
Office and other operating expense	8,776	8,339		437	5.2%
Insurance	3,819	3,435		384	11.2%
Advertising & yellow pages	1,411	1,734		(323)	-18.6%
Total operating expenses	77,522	74,857		2,665	3.6%

Net operating income (3)	$163,119	$148,484	$	14,635	9.9%

YTD Same store move ins	151,134	157,722		(6,588)

YTD Same store move outs	148,837	146,265		2,572

** See exhibit B for supplemental year to date same store data.

OTHER DATA	Same Store (2)		All Stores (4)
	2013	2012		2013	2012

Weighted average quarterly occupancy	89.5%	87.4%		88.7%	86.2%

Occupancy at December 31	89.1%	87.0%		88.4%	85.8%

Rent per occupied square foot	$11.02	$10.67	$	11.37	$10.73

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the year ended December 31, 2013:

Beginning balance	$1,742,354
Property acquisitions	93,376
Improvements and equipment additions:
Expansions	18,570
Roofing, paving, and equipment:
Stabilized stores	12,206
Recently acquired stores	1,465
Change in construction in progress (Total CIP $9.8 million)	1,570
Dispositions and Impairments	(4,904)
Storage facilities at cost at period end	$1,864,637

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year-to-Date
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Management and administrative salaries and benefits	4,336	5,277	18,699	17,147
Internet advertising & marketing	1,155	910	4,803	3,848
Training	407	424	1,310	1,315
Call center	409	355	1,573	1,530
Uncle Bob's Management costs	105	166	508	481
Income taxes	(58)	(270)	936	1,326
Other administrative expenses (5)	1,840	1,743	7,110	6,666
	$8,194	$8,605	$34,939	$32,313

(5) Other administrative expenses include professional fees, office rent, travel expense, investor relations and miscellaneous other expenses.

	December 31, 2013	December 31, 2012

Common shares outstanding	32,532,991	30,446,620
Operating Partnership Units outstanding	198,913	204,028

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended December 31, 2013
(unaudited)

			Avg Qtrly	Avg Quarterly Occupancy		Revenue			Expenses			NOI
			Rent per	for the Three Months		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	Ended December 31,		Ended December 31,			Ended December 31,			Ended December 31,
State	Stores	Feet	Square Foot	2013	2012	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Alabama	22	1,635	$7.88	86.6%	83.3%	$3,003	$2,893	3.80%	$898	$907	-0.99%	$2,105	$1,986	5.99%
Arizona	9	533	10.56	87.7%	85.3%	1,317	1,228	7.25%	314	389	-19.28%	1,003	839	19.55%
Connecticut	5	295	18.14	91.7%	93.0%	1,262	1,205	4.73%	397	357	11.20%	865	848	2.00%
Florida	52	3,390	10.53	90.0%	86.5%	8,506	8,017	6.10%	2,654	2,581	2.83%	5,852	5,436	7.65%
Georgia	23	1,512	9.78	88.6%	87.7%	3,467	3,366	3.00%	1,034	1,001	3.30%	2,433	2,365	2.88%
Louisiana	14	816	10.88	90.4%	88.1%	2,106	2,006	4.99%	542	566	-4.24%	1,564	1,440	8.61%
Maine	2	114	12.57	88.9%	87.6%	335	311	7.72%	114	112	1.79%	221	199	11.06%
Maryland	3	139	16.18	88.6%	88.6%	513	512	0.20%	159	167	-4.79%	354	345	2.61%
Massachusetts	12	656	14.06	90.2%	90.5%	2,185	2,050	6.59%	718	683	5.12%	1,467	1,367	7.32%
Mississippi	12	916	9.38	89.6%	87.5%	2,028	1,932	4.97%	572	579	-1.21%	1,456	1,353	7.61%
Missouri	8	515	11.61	86.0%	89.3%	1,343	1,277	5.17%	410	432	-5.09%	933	845	10.41%
New Hampshire	4	261	11.32	91.1%	90.0%	702	652	7.67%	213	203	4.93%	489	449	8.91%
New Jersey	2	121	16.96	88.7%	79.7%	473	443	6.77%	203	226	-10.18%	270	217	24.42%
New York	28	1,659	13.86	91.3%	85.4%	5,847	5,394	8.40%	1,726	1,695	1.83%	4,121	3,699	11.41%
North Carolina	18	1,057	9.82	91.6%	86.8%	2,504	2,231	12.24%	713	685	4.09%	1,791	1,546	15.85%
Ohio	16	1,089	9.82	88.6%	87.6%	2,481	2,317	7.08%	777	639	21.60%	1,704	1,678	1.55%
Pennsylvania	4	220	9.85	90.5%	86.3%	508	484	4.96%	168	150	12.00%	340	334	1.80%
Rhode Island	4	206	12.23	89.1%	82.1%	617	551	11.98%	221	217	1.84%	396	334	18.56%
South Carolina	8	449	10.37	88.8%	87.4%	1,093	984	11.08%	349	315	10.79%	744	669	11.21%
Tennessee	4	291	10.19	88.8%	91.7%	685	666	2.85%	245	257	-4.67%	440	409	7.58%
Texas	91	6,469	11.43	90.6%	89.9%	17,392	16,202	7.34%	6,607	5,867	12.61%	10,785	10,335	4.35%
Virginia	17	1,152	10.96	84.9%	82.0%	2,800	2,644	5.90%	848	821	3.29%	1,952	1,823	7.08%

Portfolio Total	358	23,495	$11.02	89.5%	87.4%	$61,167	$57,365	6.63%	$19,882	$18,849	5.48%	$41,285	$38,516	7.19%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
358 wholly owned same stores.

Exhibit B

Sovran Self Storage, Inc.

Same Store Performance Summary
Twelve Months Ended December 31, 2013
(unaudited)

			Revenue			Expenses			NOI
			for the Twelve Months			for the Twelve Months			for the Twelve Months
		Square	Ended December 31,			Ended December 31,			Ended December 31,
State	Stores	Feet	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Alabama	22	1,635	$12,177	$11,426	6.57%	$3,698	$3,769	-1.88%	$8,479	$7,657	10.74%
Arizona	9	533	5,163	4,924	4.85%	1,507	1,571	-4.07%	3,656	3,353	9.04%
Connecticut	5	295	5,009	4,742	5.63%	1,544	1,451	6.41%	3,465	3,291	5.29%
Florida	52	3,390	33,231	31,001	7.19%	10,702	10,759	-0.53%	22,529	20,242	11.30%
Georgia	23	1,512	13,777	13,128	4.94%	4,248	4,243	0.12%	9,529	8,885	7.25%
Louisiana	14	816	8,340	7,884	5.78%	2,239	2,241	-0.09%	6,101	5,643	8.12%
Maine	2	114	1,363	1,234	10.45%	416	425	-2.12%	947	809	17.06%
Maryland	3	139	2,066	2,051	0.73%	676	669	1.05%	1,390	1,382	0.58%
Massachusetts	12	656	8,675	7,985	8.64%	2,798	2,675	4.60%	5,877	5,310	10.68%
Mississippi	12	916	8,043	7,589	5.98%	2,327	2,318	0.39%	5,716	5,271	8.44%
Missouri	8	515	5,368	5,068	5.92%	1,820	1,787	1.85%	3,548	3,281	8.14%
New Hampshire	4	261	2,753	2,566	7.29%	845	812	4.06%	1,908	1,754	8.78%
New Jersey	2	121	1,834	1,812	1.21%	808	747	8.17%	1,026	1,065	-3.66%
New York	28	1,659	22,200	20,621	7.66%	6,966	6,664	4.53%	15,234	13,957	9.15%
North Carolina	18	1,057	9,789	8,486	15.35%	2,888	2,806	2.92%	6,901	5,680	21.50%
Ohio	16	1,089	9,785	9,014	8.55%	2,996	2,850	5.12%	6,789	6,164	10.14%
Pennsylvania	4	220	2,023	1,927	4.98%	662	628	5.41%	1,361	1,299	4.77%
Rhode Island	4	206	2,443	2,079	17.51%	890	814	9.34%	1,553	1,265	22.77%
South Carolina	8	449	4,243	3,946	7.53%	1,491	1,402	6.35%	2,752	2,544	8.18%
Tennessee	4	291	2,734	2,597	5.28%	969	995	-2.61%	1,765	1,602	10.17%
Texas	91	6,469	68,414	62,745	9.03%	23,569	22,019	7.04%	44,845	40,726	10.11%
Virginia	17	1,152	11,211	10,516	6.61%	3,463	3,212	7.81%	7,748	7,304	6.08%

Portfolio Total	358	23,495	$240,641	$223,341	7.75%	$77,522	$74,857	3.56%	$163,119	$148,484	9.86%

Dollars in thousands. Square feet in thousands.
358 wholly owned same stores.

Exhibit C

Sovran Self Storage, Inc.

Debt Maturity Schedule
December 31, 2013
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2014	2015	2016	2017	2018	Thereafter	Total

Line of credit	Jun-2018	Variable	1.67%	$-	$-	$-	$-	$49,000	$-	$49,000

Term note	Apr-2016	Fixed	6.38%	-	-	150,000	-	-	-	150,000
Term note	Jun-2020	Swapped to fixed	4.02%	-	-	-	-	-	125,000	125,000
Term note	Jun-2020	Swapped to fixed	3.26%	-	-	-	-	-	100,000	100,000
Term note	Jun-2020	Swapped to fixed	3.02%	-	-	-	-	-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Mortgage note	May-2026	Fixed	5.99%	126	134	142	151	160	1,541	2,254

				$126	$134	$150,142	$151	$49,160	$426,541	$626,254

(1) Rate as of December 31, 2013 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.1 million in 2014.

CONTACT:
Sovran Self Storage, Inc.
Diane Piegza, 716-650-6115
Vice President Corporate Communications